As filed with the Securities and Exchange Commission on October 6, 2006
Registration Statement No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
Registration Statement Under
the Securities Act of 1933
ClearOne Communications, Inc.
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	87-0398877 (IRS employer identification no.)
1825 Research Way, Salt Lake City (Address of principal executive offices)	84119 (Zip Code)

1998 STOCK OPTION PLAN
1997 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Eric L. Robinson
Blackburn & Stoll, LC
257 East 200 South, Suite 800
Salt Lake City, UT 84111 (801) 521-7900
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)
Common Stock, par value $.001	2,500,000(2)	$3.50	$8,750,000	$936
Common Stock, par value $.001	500,000(3)	$3.50	$1,750,000	$187
Total				$1,123

(1)
Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457(h) under the Securities Exchange Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Registrant’s common stock, $.001 par value, as reported on the OTC Bulletin Board on September 4, 2006.

(2)	Represents the registration of an aggregate of 2,500,000 shares of common stock of ClearOne Communications, Inc. issuable upon the exercise of options granted under the 1998 Stock Option Plan.
(3)	Represents the registration of an aggregate of 500,000 shares of common stock of ClearOne Communications, Inc. issuable upon purchase by eligible employees under the Employee Stock Purchase Plan.

Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of ClearOne Communications, Inc. common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of ClearOne Communications, Inc.'s outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to plan participants as required by Rule 428(b). ClearOne Communications, Inc. (the “Company” or “ClearOne”) is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 1. Plan Information.

Not required to be filed with the Commission.

Item 2. Registrant Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

•	Annual Report on Form 10-K, for the year ended June 30, 2006,
•	Current Report on Form 8-K, filed on September 18, 2006, and
•
The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 10 filed pursuant to Section 12 of the Securities Exchange Act on February 13, 1989, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents subsequently filed by ClearOne pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 16-10a-902 (“Section 902”) of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnified Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding, and (ii) the corporation may not indemnify an Indemnified Director in connection with a Proceeding by or in the right of the corporation in which the Indemnified Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnified Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the Proceeding or claim.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (“Section 905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

Section 16-10a-904 (“Section 904”) of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant's bylaws provide that it shall indemnify an individual made a party to a proceeding because he is or was a director, against any liability incurred in the proceeding if (1) the individual's conduct was in good faith; (2) the individual reasonably believed that his conduct was in, or not opposed to, the Registrant's best interests; and (3) in the case of a criminal proceeding he had no reasonable cause to believe his conduct was unlawful; provided, however, that (x) in the case of an action by or in the right of the Registrant, indemnification is limited to reasonable expenses incurred in connection with the proceeding and (y) the corporation may not, unless authorized by a court of competent jurisdiction, indemnify an individual (A) in connection with a proceeding by or in the right of the Registrant in which the individual was adjudged liable to the Registrant or (B) in connection with any other proceeding in which the individual is adjudged liable on the basis that he derived an improper personal benefit. In a judicial proceeding under the foregoing clause (y), in order to authorize indemnification, the court must determine that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. A director is entitled to mandatory indemnification if he was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding to which he was a party because he is or was a director of the Registrant, against the reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he was successful.

The Registrant must also advance a director expenses under certain circumstances. The Registrant may also indemnify and advance expenses to an officer, employee or agent to any extent consistent with public policy.

The Registrant's articles of incorporation provide that the Registrant will indemnify a director against any liability that may arise as a result of such director contracting with the Registrant for the benefit of himself or any firm, association or corporation in which such director may be interested in any way, provided such director acts in good faith.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.2	Articles of Incorporation dated July 7, 1983 (Incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form S-3/A filed on November 1, 2002)

4.3	Amendment to Articles of Incorporation dated March 26, 1985 (Incorporated by reference to Exhibit 3.2 of the Company’s registration statement on Form S-3/A filed on November 1, 2002)
4.4	Corrected Amendment to Articles of Incorporation dated September 10, 1986 (Incorporated by reference to Exhibit 3.3 of the Company’s registration statement on Form S-3/A filed on November 1, 2002)

4.5	Amendment to Articles of Incorporation dated July 1, 1991 (Incorporated by reference to Exhibit 3.4 of the Company’s registration statement on Form S-3/A filed on November 1, 2002)
4.6	Amendment to Articles of Incorporation dated December 12, 2001 (Incorporated by reference to Exhibit 3.5 of the Company’s registration statement on Form S-3/A filed on November 1, 2002)
4.7	Bylaws, as adopted on August 24, 1993 (Incorporated by reference to Exhibit 3.6 of the Company’s registration statement on Form S-3/A filed on November 1, 2002)
4.8	1998 Stock Option Plan
4.9	1997 Employee Stock Purchase Plan
5.1	Opinion of Blackburn & Stoll, LC
23.1	Consent of Blackburn & Stoll, LC (contained in Exhibit 5.1 hereto)
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on October 2, 2006.

CLEARONE COMMUNICATIONS, INC.

By /s/ Zee Hakimoglu
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Zee Hakimoglu as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in her name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Zee Hakimoglu Zee Hakimoglu	President, Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2006
/s/ Greg LeClaire Greg LeClaire	Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)	October 2, 2006
/s/ E. Dallin Bagley E. Dallin Bagley	Chairman of the Board	October 2, 2006
/s/ Brad R. Baldwin Brad R. Baldwin	Director	October 2, 2006
/s/ Larry R. Hendricks Larry R. Hendricks	Director	October 2, 2006
/s/ Scott M. Huntsman Scott M. Huntsman	Director	October 3, 2006
/s/ Harry Spielberg Harry Spielberg	Director	October 2, 2006